Exhibit 10.25

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”) is entered into as of the 29th day of July, 2016 (the “Effective Date”), by and between The Realty Associates Fund VIII, L.P., a Delaware limited partnership (“Landlord”) and Mitek Systems, Inc., a Delaware corporation (“Tenant”).

r e c i t a l s:

A.Landlord's predecessor-in-interest (“Original Landlord”) and Tenant entered into that Standard Office Lease dated September 13, 2005 (the “Original Lease”), whereby Original Landlord leased to Tenant, and Tenant leased from Original Landlord, space in that certain building commonly known as 8911 Balboa Avenue, San Diego, California (the “Building”).  The Original Lease was subsequently amended by (i) that certain First Amendment to Lease dated as of February 1, 2009 (“First Amendment”), (ii) that certain Second Amendment to Lease dated as of September 18, 2009 (“Second Amendment”), (iii) that certain Third Amendment to Lease dated as of February 27, 2012 (“Third Amendment”) and (iv) that certain Fourth Amendment to Lease dated as of July 3, 2012 (“Fourth Amendment”).  The Original Lease as amended by the First Amendment, Second Amendment, Third Amendment and Fourth Amendment may be referred to herein as the “Lease.”  Landlord is the successor-in-interest under the Lease to Original Landlord.  Pursuant to the Lease, Tenant currently leases from Landlord those certain premises consisting of approximately 22,523 rentable square feet known as Suites B and 150 as more particularly described in the Lease (the “Premises”).  The Lease is incorporated herein by this reference.  Terms not defined herein shall have the meanings given thereto in the Lease.

B.The Extended Term of the Lease (as defined in the Fourth Amendment) is scheduled to expire on June 30, 2019 (the “Expiration Date”).

C.Tenant and Landlord desire to enter into this Agreement in order to terminate the Lease prior to the Expiration Date, and to amend certain terms and conditions of the Lease relevant to such earlier termination of the Lease, including, but not limited to, the terms and conditions of Tenant's surrender of the Premises to Landlord upon such termination of the Lease, and to release one another from their respective obligations thereunder, except as otherwise provided herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Modification and Termination of the Lease.  Landlord and Tenant hereby agree that the Lease shall terminate and be of no further force or effect as of 11:59 p.m. on October 31, 2016 (“Termination Date”).  This Agreement is intended by the parties to satisfy the requirements of Article 24 of the Original Lease for the Landlord's valid acceptance of Tenant's surrender of the Premises in the form of a written agreement signed by Landlord, and for the Landlord's valid waiver of all of the provisions of the Lease that would otherwise continue in effect until the Expiration Date.  All capitalized terms not defined in this Agreement shall have the meanings given to them in the Lease.

2.Holdover.  In the event that Tenant's ability to relocate its business operations from the Premises to its intended replacement premises is delayed beyond the Termination Date, the terms and conditions of holding over set forth in Article 5 of the Original Lease shall survive the Termination Date as modified herein: (a) provided that such holdover tenancy does not exceed 30 days following the Termination Date, (i) the Basic Rental payable by Tenant pursuant to such holdover tenancy shall accrue on a per diem basis, payable in arrears (with such amount due ten (10) days following the date on which Tenant surrenders the Premises to Landlord in the condition required by Paragraph 3 of this Agreement), in the amount required under Article 5 of the Original Lease for each day from the Termination Date until that date on which Tenant surrenders the Premises to Landlord in the condition required by Paragraph 3 of this Agreement, in addition to, and not in lieu of, a per diem payment of Additional Rent (as 1/30th of the amount required to be paid by Tenant under the Lease for the month of October 2016, including but not limited to Tenant's Proportionate Share of any increase in Direct Costs) and (ii) Tenant's indemnification obligations under Article 5 of the Original Lease shall be satisfied by Tenant's payment of the holdover rate as described in clause (i) above, provided that Landlord is permitted to have reasonable access to the Premises following the Termination Date (subject to Tenant's reasonable security requirements) and Tenant reasonably cooperates with Landlord's staging of construction materials and equipment in the Premises and other actions reasonably required to expedite the commencement of Landlord's work in the Premises following Tenant's surrender thereof, and (b) if Tenant fails to satisfy the access requirements of clause (a)(ii) of this Paragraph 2, or if such holdover tenancy exceeds 30 days following the

Termination Date, then for any such period of Tenant's holdover tenancy the terms and conditions of Article 5 of the Original Lease shall be applicable as in effect prior to the Termination Date, without modification by the terms and conditions of this Paragraph 2.  Nothing contained in this Paragraph 2 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the termination of the Lease pursuant to Paragraph 1 above.

3.Surrender.  Tenant hereby agrees to vacate and surrender the Premises, and deliver possession of the Premises to Landlord in accordance with the Surrender Conditions (as defined in Paragraph 4 below); and Article 29 of the Original Lease is hereby modified to replace Tenant's surrender obligations therein with such Surrender Conditions.  If Tenant fails to satisfy the Surrender Conditions on or before the Termination Date, then the holdover provisions of the Lease, as modified by this Agreement, shall apply until such Surrender Conditions are satisfied (or until the earlier termination of such holdover tenancy in accordance with Landlord's rights under the Lease).  Landlord and Tenant hereby agree that Tenant's surrender of the Premises in accordance with the Surrender Conditions is good and fair consideration for the termination of the Lease and is the extent of Landlord's compensation from Tenant for its loss of income from Rent and all other payments that would otherwise be payable to Landlord by Tenant from the Termination Date until the Expiration Date.

4.Surrender Conditions.  Article 29 of the Original Lease is hereby modified for the purposes of Tenant's effective surrender of the Premises on the Surrender Date.  Tenant shall quit and surrender the Premises, and Landlord shall accept possession of the Premises as effectively surrendered by Tenant, when the following conditions are satisfied (collectively, the “Surrender Conditions”):  (a) Tenant shall have vacated and tendered exclusive possession of the Premises to Landlord (i) free of all personnel and any personal property of Tenant (provided that Tenant shall not be obligated to remove any telephone or data cabling as the Tenant's personal property), and (ii) broom-cleaned and otherwise in substantially similar condition and repair to the condition and repair of the Premises as of the Effective Date; (b) Tenant shall have caused the removal of the Building Sign from the Building, and the Tenant's Signage from the Project monument sign, and shall have repaired any damage to the Building and Project caused by such removal in accordance with Section 20 of the Fourth Amendment and with Article 32 of the Original Lease, respectively; and (c) Tenant shall have delivered to Landlord (1) written notice notifying Landlord that the Surrender Conditions have been satisfied and quitclaiming Tenant's leasehold interest in the Premises (the “Surrender Notice”), and (2) all Premises access keys and key passes in the possession of Tenant and its employees (the date when the last of the foregoing being satisfied referred to herein as the “Surrender Date”).  Notwithstanding the foregoing, if Landlord discovers, following its receipt of the Surrender Notice, that any condition of the Premises, Building or Project is not consistent with the Surrender Conditions, then as long as Tenant has fully vacated the Premises and removed Tenant's Building Sign from the Building and Tenant's Signage from the Project monument sign when the Surrender Notice is received by Landlord, then such failure shall not invalidate this Agreement nor the Surrender Notice, nor result in any claim of damages by Landlord for such failure, except for the costs and expenses reasonably incurred by Landlord to satisfy the incomplete Surrender Conditions following the date of Landlord's receipt of the Surrender Notice, subject to Tenant's receipt of notice of, and its reasonable opportunity to cure, any such incomplete condition.  Tenant's obligation to reimburse the Landlord's costs and expenses of satisfying any incomplete Surrender Condition shall survive the termination of the Lease.  Notwithstanding the Termination Date, except as provided in Paragraph 2 above with respect to Rent payable for any holdover tenancy, Tenant's Rent obligations shall terminate as of the Termination Date.

5.Post-Termination Payment and Deliveries.  When all of the Surrender Conditions have been satisfied and no monetary Event of Default exists under the Lease, Landlord shall, within thirty (30) days following the Surrender Date, deliver to Tenant (a) a check in an amount equal to the then remaining portion of the US $39,964.95 security deposit currently held by Landlord, and (b) the original L/C held by Landlord pursuant to Article 9 of the Fourth Amendment, with such obligations of Landlord to survive the termination of the Lease.

6.Release of Liability.  Except as otherwise provided in Paragraphs 2, 4, 5, 7, 8, 9, 10 and 11 hereof, and notwithstanding Section 30(s) of the Original Lease, which is hereby deleted and superseded by the terms and conditions of this Agreement, conditioned upon Tenant's performance of its surrender obligations in accordance with Paragraphs 3 and 4 of this Agreement:

(a)Landlord and Tenant shall, as of the Termination Date, be fully and unconditionally released and discharged from their respective obligations arising after the Termination Date from or connected with the provisions of the Lease; and such mutual release is made by Landlord and Tenant for themselves, as well as their respective successors-in-interest, assigns, heirs, executors, administrators, and all others who may take any interest in the matters herein released do fully and forever release, acquit and discharge the other party and its successors-in-interest, assigns, heirs, executors, administrators, and all others who may take any interest in the matters herein released from all rights, claims, demands, grievances, debts, charges and causes of action which Landlord and Tenant, and each of their aforementioned successors, now have against the other party or any of the other party's aforementioned successors, stemming from any claims or causes of action arising from their respective rights and duties, whether in law or in equity, which either Landlord or Tenant has ever had, now has or may have in the future relating to or arising out of the Project, the Building, the Premises or the Lease (individually, “Claim” or collectively, “Claims”).

(b)This Agreement shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown Claims that may arise out of or in connection with the obligations of the parties under the Lease after the Termination Date.

(c)Landlord and Tenant agree, as further consideration and inducement for this Agreement, that the releases made pursuant to this Paragraph 6 shall apply to all unknown and unanticipated loss, damage or detriment resulting from or arising with respect to any Claims as to which Landlord and Tenant hereby extinguish their mutual rights, claims, duties, and obligations, and pursuant to such agreement each of the parties expressly waives the provisions of California Civil Code Section 1542, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Landlord's Initials	Tenant's Initials

Each party acknowledges that it has received the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof.  Landlord and Tenant each represent and warrant to one another that it has not heretofore assigned or transferred or purported to transfer or assign to any person, firm or corporation any Claim herein released.

7.Representation of Tenant.  Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease; (b) no other person, firm or entity has any right, title or interest in the Lease; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof.  Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Termination Date there shall not be any, mechanics' liens or other liens encumbering all or any portion of the Premises by virtue of any act of Tenant, or any of its contractors, agents, employees, successors or assigns.  Notwithstanding the termination of the Lease and the release of liability provided for herein, the representations and warranties set forth in this Paragraph 7 shall survive the Termination Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

8.Continuing Liability.  Notwithstanding the termination of the Lease and the release of liability provided for herein, Tenant shall remain liable for the following express indemnification obligations of Tenant which expressly survive the expiration or termination of the Lease:  Article 5 (Holdover) as modified by Paragraph 2 above, Section 9(c) (Alterations), Article 10 (Liens) and Article 28 (Hazardous Materials) of the Original Lease.  In addition to the foregoing, Article 13 of the Original Lease shall survive the termination of the Lease solely to the extent of any costs, attorneys’ fees, expenses and liabilities of the Landlord Parties for any personal injuries or property damage occurring prior to the later of (a) the Termination Date or (b) the Surrender Date.

9.Representation of Landlord.  Landlord represents and warrants to Tenant that (a) Landlord has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (b) Landlord has the full right, legal power and actual authority to bind Landlord to the terms and conditions hereof.  Notwithstanding the termination of the Lease and the release of liability provided for herein, the representations and warranties set forth in this Paragraph 9 shall survive the Termination Date and Landlord shall be liable to Tenant for any inaccuracy or any breach thereof.

10.Continuing Liability.  In the event that Tenant timely surrenders the Premises in accordance with this Agreement and the Lease is terminated as provided in this Agreement, then upon Tenant's full and final surrender of the Premises in accordance with the Surrender Conditions, the covenants, terms and conditions of the Landlord and Tenant under the Lease shall cease to be of any further force or effect on the Termination Date, except for those obligations of Tenant that expressly survive the termination of the Lease as set forth in this Agreement.  Notwithstanding the foregoing, from and after the Termination Date, (a) Tenant waives its rights to receive, and releases Landlord from its obligation to pay Tenant, any overpayment by Tenant's Direct Costs during the Lease Term and (b) Landlord waives its rights to receive, and releases Tenant from its obligation to pay Landlord, any underpayment by Tenant of Tenant's Direct Costs during the Term.

11.Broker.  Each of the Landlord and Tenant represents and warrants to the other party that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Agreement to whom a commission or fee may be claimed as payable for the representation of such party pursuant to the termination of the Lease.  Tenant agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any other broker or agent employed or engaged by Tenant or claiming to have been employed or engaged by Tenant pursuant to the termination of the Lease.  Landlord agrees to indemnify, defend and hold Tenant harmless from any and all cost or liability for compensation claimed by any other broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord pursuant to the termination of the Lease.

12.Attorneys' Fees; Waiver of Jury Trial.  Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys' fees and legal costs in connection with such dispute. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, Tenant's use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.

13.Governing Law.  This Agreement shall be governed and construed under the laws of the State of California.

14.Binding Effect.  The covenants, agreements, terms, provisions and conditions contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.  In the event of any conflict between the terms contained in this Agreement and the terms contained in the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  If any term or provision of this Agreement or any portion of a term or provision hereof or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, then the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall be valid and be enforced to the fullest extent permitted by law.  No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

15.Time of the Essence.  Time is of the essence of this Agreement and the provisions contained herein.

16.Further Assurances.  Landlord and Tenant hereby agree, at the request of any other party, to execute, acknowledge (if appropriate) and deliver such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement, and to do such other acts, as may be reasonably requested by the other party in order to (a) verify performance by the requesting party of its obligations under this Agreement, or (b) the satisfaction of any of the conditions of the requesting party's performance of such obligations, and as may be otherwise requested to accomplish the intent and purposes of this Agreement.

17.Execution.  This Agreement may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of this Agreement.  Landlord shall have the right, in Landlord's sole discretion, to insert the name of the person executing this Agreement on behalf of Landlord in Landlord's signature block using an electronic signature (an “Electronic Signature”), and in this event this Agreement delivered to Tenant will not include an original ink signature and Landlord shall have no obligation to provide a copy of this Agreement to Tenant with Landlord's original ink signature.  This Agreement delivered to Tenant by Landlord with an Electronic Signature shall be binding on Landlord as if this Agreement had been originally executed by Landlord with an ink signature. Without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion, Tenant shall not have the right to insert the name of the person executing this Agreement on behalf of Tenant using an Electronic Signature and this Agreement shall be originally executed by Tenant using an ink signature.  This Agreement executed by Landlord or Tenant and delivered to the other party in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Agreement with the same force and effect as the delivery of a printed copy of this Agreement with an original ink signature. At any time upon Landlord's written request, Tenant shall provide Landlord with a printed copy of this Agreement with an original ink signature.  This Paragraph 17 describes the only ways in which this Agreement may be executed and delivered by the parties.  An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord's Electronic Signature or be otherwise binding on Landlord.  Subject to the limitations set forth above, the parties agree that this Agreement executed using an Electronic Signature and/or delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to this Agreement as if it was a printed copy of this Agreement executed by the parties with original ink signatures.  Landlord shall have no obligation to retain copies of this Agreement with original ink signatures, and Landlord shall have the right, in its sole discretion, to elect to discard originals and to retain only copies of this Agreement in Electronic Format.

18.Contingency.  This Agreement is subject to and conditional upon Landlord and the County of San Diego entering into a new lease for the Premises on terms satisfactory to Landlord in Landlord's sole discretion (the “Contingency”).  If the Contingency is not satisfied on or before August 8, 2016, Landlord may terminate this Agreement by written notice delivered to Tenant no later than August 20, 2016 (the “Termination Notice”).  If the Contingency is satisfied before the deadline for the Landlord's delivery of the Termination Notice, Landlord shall promptly notify Tenant thereof.  Regardless of whether the Contingency has been satisfied by such date, Landlord's failure to deliver the Termination Notice by 5:00 PM Pacific Time on August 20, 2016 shall be deemed as Landlord's waiver of its right to terminate this Agreement pursuant to this Paragraph 18, and any Termination Notice received by Tenant thereafter shall be ineffective, and null and void, as Landlord's termination of this Agreement.

19.Voluntary Agreement.  The parties have read this Agreement and mutual release as contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

“LANDLORD”	The Realty Associates Fund VIII, L.P., a Delaware limited partnership

	By:	Realty Associates Fund VIII LLC,
a Massachusetts limited liability company,
General Partner

	By:	TA Realty, LLC,
a Massachusetts limited liability company,
Manager

By: /s/ Jim Harper
Officer

“TENANT”	Mitek Systems, Inc., a Delaware corporation

	By:	/s/ James B. DeBello
	Print Name:	James B. DeBello
	Title:	Chairman and CEO

	By:	/s/ Jason Gray
	Print Name:	Jason Gray
	Title:	General Counsel